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NAUTA DUTILH



                                         ADVOCATEN NOTARISSEN BELASTINGADVISEURS








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                            UNAUTHORIZED TRANSLATION



                                  of a deed of




                              Economic transfer of:



        the business complex and laboratory, situated on a parcel of land, which parcel is situated in the zoningplan Leeuwenhoek, on the corner of the Archimedesweg and the Zernikedreef at Leiden, recorded in the landregister as municipality Leiden, section X number 4050





                            Deed dated 6 January 1999


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                                        Economic transfer of registered property
                                                                 OS/LA 8002.4273
                                                                    Document 001




This day, sixth day of January nineteen hundred and ninety-nine, there appeared before me, Luutzen Frederik Tamminga, LL.M., civil law notary officiating in
Rotterdam:

1. a. Mr Jari Ilmari Karlson, controller, residing at 2281 SV Rijswijk, Bilderdijklaan 40, born at Turku, Finland, on the twenty-eighth day of May one thousand nine hundred sixty-one, married, holder of a Finnish passport with number 2371571, for the purposes of this matter acting as mandatary authorized in writing by :

        Mr Stuart Lewis Melton, directeur, residing at Caversham Woods 77, Pittsford, NY 14534,

        United States of America, born at Peoria, Illinois, United States of America on the twenty-ninth day of December one thousand nine hundred forty-six, married, for the purposes of this matter acting as managing director A of the private company with limited liability: GENENCOR INTERNATIONAL B.V., having its registered office at Delft, address: 2288 EK Rijswijk, Verryn Stuartlaan 1; and

   b. Mr Johannes Cornelis van der Laan, research and development director, residing at 3124 BA Schiedam, Atalantahof 19, born at Amsterdam on the twentieth day of December one thousand nine hundred fifty-five, married, holder of passport with number N39086638, acting in his capacity of managing director B of the aforementioned compay: Genencor International B.V., the appearers sub 1 a. en b., acting in said capacities, as such legally representing Genencor International B.V.,

    - Genencor International B.V. hereinafter referred hereinafter called "Vendor"; and

2. Mr Olaf Ansgar Joseph Hermanus Smit, candidate civil-law notary, residing at 3011 TT Rotterdam, Admiraliteitskade 220, born at Breda on the fifteenth day of February one thousand nine hundred seventy-four, unmarried, holder of passport number L080762, for the purposes of this matter acting as mandatary authorized in writing by:

    a private company with limited liability: ABN AMRO ONROEREND GOED LEASE EN FINANCIERINGEN B.V., having its registered office at Amsterdam, address:
    1112 XP Diemen,

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    Wisselwerking 22 (correspondence-address: p.o. box 1020, 1000 BA Amsterdam), registered in the Trade-register of the Chamber of Commerce and Industries at Amsterdam with number 184.851,

    hereinafter called "Buyer".

    The appearers, acting as stated, considering:

- that Vendor has and has been since the start of the construction economical owner of: the business complex and laboratory, erected at the expense of Vendor, situated on a parcel of land, owned by the municipality of Leiden, which parcel has been granted to Buyer under a ground lease by the municipality of Leiden, and which parcel is situated in the zoningplan Leeuwenhoek, on the corner of the Archimedesweg and the Zernikedreef at Leiden, forming a part measuring approximately thirty-one are and seventy centiare marked at the spot, of the parcel, recorded in the landregister as municipality Leiden, section X number 4050 (formerly 4031), as indicated in outline on the map, marked LV 2265, dated the thirteenth day of July one thousand nine hundred ninety-six, altered the ninth day of December one thousand nine hundred ninety-eight, which map shall be attached to this deed, the buildings hereinafter referred to as "the Property Sold";

- that Vendor is erecting a business complex and a laboratory, to be realized in confirmity with a building contract concluded with a building contractor, known to parties, hereinafter referred to as the "Building Contractor", the building contract hereinafter referred to as the "Building Contract" and in conformity with the construction specifications and the construction specification drawings associated with it, which documents are known to the parties;

- that the Property Sold will be transferred in economic sense by Vendor to Buyer and Buyer will accept in economic sense on the date, on which the business complex and the laboratory will be handed over by the Building Contractor to the Vendor (this date hereinafter referred to as the "Completion Date"), provided that the business complex with the laboratory is erected in conformity with the Building Contract and in conformity with the construction specifications and the construction specification drawings associated with it;

- that occupation of the Property Sold shall take place only after the Completion Date;

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-   that Buyer has the intention to make the Property Sold available to Vendor as of the Date of Completion on the basis of an agreement of lease;

declared the following:

PURCHASE AGREEMENT

The Vendor hereby sells to the Buyer and Buyer hereby buys from the Vendor the Property Sold.

ECONOMIC TRANSFER

With effect from the Completion Date the Vendor delivers in economic sense the Property Sold to the Buyer who accepts this in economic sense with effect from the Completion Date.

The Vendor guarantees that he is empowered to sell and deliver in economic sense the Property Sold.

ANCILLARY PROPERTY

Also the Vendor delivers with effect from the Completion Date to the Buyer who accepts with effect from the Completion Date the movables that are intended to serve the Property Sold permanently as referred to in section 254 of Book 3 of the Civil Code, these movables hereinafter also called "the Ancillary Property".

PAYMENT OF PURCHASE PRICE

The purchase price of the Property Sold and the Ancillary Property amounts to the total of the costs that Vendor has made on the matter of the building of the buildings erected on the land, up to a maximum of eight million (NLG 8.000.000,--) excluding VAT.

The purchase price will be paid by the Vendor to the Buyer on the Completion
Date.

APPLICABLE PROVISIONS

The purchase and transfer in economic sense shall be subject to the following

PROVISIONS

EXPENSES AND TAXES

Article 1.

All the expenses, taxes and other burdens falling on this agreement of purchase and sale and on the economic and the actual deliveries of the Property Sold shall be for account of the Vendor.

USE OF THE PROPERTY SOLD

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Article 2.

The Buyer has stated that he wishes to use the Property Sold as business complex and laboratory.

The Vendor has stated that he is not aware that the Property Sold should lack one or more properties that would be necessary for a normal use as stated above and that the Buyer could consequently expect in reason, or that the intended use would not be permitted on the strength of any rules of private or public law.

LEGAL STATE OF THE PROPERTY SOLD

Article 3.

The Vendor guarantees that no retention rights are/shall be exercised with regard to the Property Sold.

Article 4.

The Vendor guarantees the correctness of the following:

a. the Property Sold is at the Completion Date free of hire and other user rights, empty, vacated with the exception of any movables sold along with it and unclaimed; it is not being used by third parties without right or title;

b. For the Vendor there are at the Completion Date no obligations to third parties on the strength of any pre-emption right, option, right of repurchase or hire purchase;

c. the Vendor does not know whether the Property Sold is the subject of any (pending application for advice on) designation or a designation order or register entry:

    1. as a protected monument in the sense of section 3, 4 or 6 of the Historic Buildings and Ancient Monuments Act;

    2. as a protected town or village view or proposal for the purpose as referred to in section 35 of the Historic Buildings and Ancient Monuments Act;

    3.  by the municipality or province as a protected town or village view;

d. the Vendor does not know whether the Property Sold is included in a town or village renewal plan or has been designated for town or village renewal or has been included in a designation as referred to in section 2 or section 8 or in a proposal as referred to in section 6 or section 8a of the Municipal Priority Rights Act;

e. in connection with the Property Sold no legal action or arbitration is pending.

ACTUAL CONDITION OF THE PROPERTY SOLD

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Article 5.

1. On the Completion Date the Property Sold shall be delivered and accepted in the actual condition in which it is then, entirely vacated with the exception of any movables possibly sold along with it.

2. If the size stated above for the Property Sold is not correct or not complete neither the Vendor nor the Buyer shall derive any right from that.

ACTUAL TRANSFER/PROFITS AND LOSSES

Article 6.

The actual transfer of the Property Sold will be effected on the Completion
Date.

From the time of transfer the profits of the Property Sold shall be for the benefit of the Buyer and the expenses shall be for account of the Buyer.

TRANSFER OF THE RISK

Article 7.

1. The risk of the Property Sold shall pass to the Buyer at the time of the actual transfer agreed in article 6.

2. In deviation from the provisions of section 7:10 of the Civil Code, in the event of rescission of the purchase agreement, even if it is brought about by the Buyer, the risk of the Property Sold shall be for the Buyer until the retransfer to the Vendor.

RESCISSION

Article 8.

1. All resolutory conditions that might have been agreed will cease to operate on the Completion Date and will be annulled entirely on the Completion Date. So with effect from the Completion Date neither the Vendor nor the Buyer can still invoke a resolutory condition in respect of this purchase and transfer in economic sense.

2. The parties explicitly intimate that they wish to exclude every possibility of rescission or annulment of this purchase and transfer in economic sense and are hereby doing this in so far as the law allows them to do so.

    For those cases in which exclusion of rescission or annulment is not legally possible, they intimate as their explicit desire that the consequences of a possible rescission or annulment shall remain as limited as possible.

TRANSFER IN AN ECONOMIC SENSE

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Article 9.

    The possession and enjoyment of the Property Sold shall be delivered to the Buyer on the completion Date and with effect from the Completion Date the Property Sold shall belong in an economic sense to the Buyer.

DEFAULT AND FINES

Article 10.

1. If the Vendor, after notice of default has been given to him by writ, during a period of fourteen days neglects to fulfil one or more of its obligations by virtue of this agreement the Vendor shall forfeit for the benefit of the Buyer an immediately payable penalty of one million Dutch guilders

    (NLG 1.000.000,--), such without prejudice to the obligation to fulfil towards the Buyer the agreement and without prejudice to the right of the Buyer to claim compensation of damages and to the other rights of the Buyer.

2. If the Buyer, after notice of default has been given to him by writ, during a period of fourteen days neglects to fulfil any obligation by virtue of this agreement the Buyer shall forfeit for the benefit of the Vendor an immediately payable penalty of one million Dutch guilders (NLG 1.000.000,--), such without prejudice to the obligation to fulfil towards the Vendor the agreement and without prejudice to the right of the Vendor to claim compensation of damages and to the other rights of the Vendor.

3. A fine shall be forfeited no matter whether the shortcoming is culpable or not.

INDIVISIBILITY

Article 11.

1. The obligations flowing from this Deed on the part of the Vendor or connected therewith shall be indivisible where the Vendor is concerned.

2. The obligations flowing from this Deed on the part of the Buyer or connected therewith shall be indivisible where the Buyer is concerned.

TRANSFER OF ANCILLARY PROPERTY

Immediately after the execution of this deed the ownership of the Ancillary Property shall be transferred in a legal sense to the Buyer in the condition in which the Ancillary Property now is and free from pledges. Also immediately after the execution of this deed the Ancillary Property shall be accepted by the Buyer in the above-mentioned condition.

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TRANSFER TAX/TURNOVER TAX

The appearers declared that this transfer is encumbered with turnover tax by virtue of the provisions of article 11(1) beginning and (a)(1) of the Turnover Tax Act 1968. This turnover tax shall be for account of the Buyer and has not been included in the said purchase price.

In respect of the transfer tax the exemption referred to in section 15 (1) beginning and (a) of the Act on Taxes on Legal Transactions is invoked because the Property Sold has not been used as a business assets.

REGISTRATION

Neither this deed nor any copy of or extract from it shall be intended to be registered for the transfer of the Property Sold in the public registers intended for the purpose because this deed does not contain a transfer of registered property.

CHOICE OF DOMICILE

In respect of the performance of this agreement, also for fiscal consequences, domicile is chosen at my, notary's office.

MANDATES AND POWERS OF ATTORNEY

The mandates for the appearers are evidenced by two private powers of attorney, which will be attached to this instrument. Sufficient evidence of the powers of attorney included in the mandates has been given to me, notary.

The appearers declared that they accepted the relevant mandates.

FINAL PROVISIONS

1. The capitalized headings are intended to increase the readability of this instrument and neither Vendor nor Buyer can derive any right from them.

2. Unless something else has been stated or agreed in more detail all communications, notifications and requests or demands that are made or brought by virtue of this agreement must be effected by telefax, by registered letter or by writ.

    If communications, notifications and requests or demands have been effected by telefax they must be confirmed immediately by registered letter or writ on pain of nullity, in which connection the date of despatch of the telefax message shall be the date of receipt.

3. This agreement shall be subject to the General Extension of Time-limits Act.

4. This agreement and its performance shall be governed exclusively by Dutch law.

CONCLUSION

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The appearers are known to me, notary.

WHEREOF AN ORIGINAL INSTRUMENT

was executed in Rotterdam on the date stated at the head of this instrument.

After the gist of this instrument had first been stated to the appearers by me, notary, they declared unanimously that they had taken note of the content of this instrument and did not desire it to be read out in full.

Subsequently, upon being read out in part, this instrument was signed by the appearers and me, notary.